Exhibit 99

Allstate Life Insurance Company

FOR IMMEDIATE RELEASE

Contact:	Maryellen Thielen
(847) 402-5600

Announcement of Results of the Maximum Tender Offers for Allstate Life Global Funding Trusts’ Medium Term Notes Secured by Funding Agreements Issued by
Allstate Life Insurance Company

Northbrook, Ill., June 25, 2009 – Allstate Life Insurance Company (“Allstate Life”), as sponsor of the Allstate Life Global Funding Medium Term Note Program, today announced the expiration of the maximum tender offers (the “Maximum Tender Offers”) of the Allstate Life Global Funding Trusts listed in the table below (the “Issuers”) to purchase up to $654,679,000 of the secured medium term notes of such Issuers (the “Securities” and each a “Series” of Securities) in accordance with and subject to the terms set forth in the Offer to Purchase dated May 28, 2009 (the “Offer to Purchase”).

Under the terms and conditions specified in the Offer to Purchase, the maximum aggregate principal amount to be accepted in the Maximum Tender Offers (which expired at 12:00 midnight, New York City time, on June 24, 2009, the “Maximum Tender Offer Expiration Date”) and Any and All Offers (which expired at 5:00 p.m., New York City time, on June 4, 2009) was $1,600,000,000.  As previously announced, an aggregate principal amount of $945,321,000 of secured medium term notes had previously been validly tendered and accepted for purchase in the Any and All Offers by Allstate Life Global Funding Trust 2005-4, Allstate Life Global Funding Trust 2008-5, and Allstate Life Global Funding Trust 2007-7.

According to the information provided by Global Bondholder Services Corporation, the depositary for the Maximum Tender Offers, Securities in the principal amounts specified in the table below were validly tendered and not validly withdrawn in the Maximum Tender Offers at or before the Maximum Tender Offer Expiration Date.  The Issuers expect that the applicable payments for the Securities purchased pursuant to the Maximum Tender Offers will be made by Global Bondholder Services Corporation, on behalf of the Issuers, in same-day funds on June 25, 2009.

Allstate Life Global Funding Trust	CUSIP Number	Title of Security	Acceptance Priority Level	Principal Amount Outstanding	Full Tender Offer Consideration (1)	Early Tender Payment (2)	Late Tender Offer Consideration (1)	Principal Amount Tendered and Accepted	Percentage of Outstanding Amount Tendered and Accepted

2007-5	02003MBB9	$400,000,000 Floating Rate Notes due 2010	1	$400,000,000	$991.25	$30.00	$961.25	$202,428,000	50.61%

2008-1	02003MBM5	$250,000,000 Floating Rate Notes due 2010	2	$250,000,000	$1,000.00	$30.00	$970.00	$186,700,009	74.68%

2007-2	02003MAX2	$250,000,000 Floating Rate Notes due 2010	3	$250,000,000	$996.00	$30.00	$966.00	$0.00	0.00%

2004-5	02003MAE4	$250,000,000 Floating Rate Notes due 2009	4	$250,000,000	$1,000.00	$30.00	$970.00	$58,716,000	23.49%

(1) Per $1,000 principal amount of Securities that were accepted for purchase.  In the event of acceptance by the Issuers of tenders of Securities in denominations less than $1,000 the applicable consideration will be calculated on a pro rated basis, rounded to the nearest penny.

(2) The applicable payment (each, an “Early Tender Payment”) per $1,000 principal amount of Securities, as per the table above, payable with respect to Securities that were tendered in the Maximum Tender Offers prior to 5:00 p.m., New York City time, on June 10, 2009 and accepted for purchase by the applicable Issuer.

Holders of Securities with an aggregate principal amount of $447,719,009 who validly tendered and did not validly withdraw their Securities on or before the Early Tender Date will receive the applicable Full Tender Offer Consideration (as shown in the table above) per $1,000 principal amount of Securities tendered by such holder that are accepted for purchase.  Holders of Securities with an aggregate principal amount of $125,000 who validly tendered and did not validly withdraw their Securities after the Early Tender Date and on or before the Maximum Tender Offer Expiration Date will receive the applicable Late Tender Offer Consideration (as shown in the table above), which is the applicable Full Tender Offer Consideration minus the applicable Early Tender Payment (as shown in the table above) per $1,000 principal amount of Securities tendered by such holder that are accepted for purchase.

Banc of America Securities LLC and J.P. Morgan Securities Inc. served as the Dealer Managers for the offers.  Global Bondholder Services Corporation acted as the Depositary and Information Agent.

For additional information regarding the terms of the Maximum Tender Offers please contact: Banc of America Securities LLC at (888) 292-0070 (toll free) or (980) 388-4603 (collect) and J.P. Morgan Securities Inc. at (866) 834-4666 (toll free) or (212) 834-3424 (collect).

The obligation of an Issuer to accept any Securities tendered and to pay the applicable consideration for them is set forth solely in the Offer to Purchase and the information in this press release is qualified by reference to the Offer to Purchase. This press release is not an offer to purchase or a solicitation of an offer to purchase or an acceptance of the tender offers.

Allstate Life was organized in 1957 as a stock life insurance company under the laws of the State of Illinois.  Allstate Life, together with its subsidiaries, provides life insurance, retirement and investment products for individual and institutional customers.  It conducts substantially all of its operations directly or through wholly owned United States subsidiaries.  Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of the State of Illinois.  All of the outstanding stock of Allstate Insurance Company is owned by Allstate Insurance Holdings, LLC, which is wholly owned by The Allstate Corporation, a publicly owned holding company incorporated under the laws of the State of Delaware.  In this section we refer to The Allstate Corporation and its consolidated subsidiaries as “Allstate.”

The Allstate Corporation is the largest publicly held personal lines insurer in the United States.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help individuals in approximately 17 million households protect what they have today and better prepare for tomorrow.  Customers can access Allstate products and services such as auto insurance and homeowners insurance through approximately 14,700 exclusive Allstate agencies and financial representatives in the United States and Canada, or in select states at www.allstate.com and 1-800 Allstate®. Encompass® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers. Customers can also access information about Allstate Financial Group products and services at www.myallstatefinancial.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Any forward-looking statement is based on information current as of the date of this press release and speaks only as of the date on which such statement is made, and no obligation is undertaken to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

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